EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Continues Supply Chain Optimization Strategy

Company Plans to Operate All Supply Chain Activity from its
Grand Rapids, Michigan Distribution Center;
Plans to Reduce Administrative Operating Costs;
Comments on Recent Market and Sales Trends

GRAND RAPIDS, MICHIGAN-January 5, 2010- As part of its ongoing distribution network optimization efforts, Spartan Stores, Inc., (Nasdaq:SPTN) today announced that it plans to operate all supply chain activities from its Grand Rapids, Michigan distribution center.

Part of the optimization strategy includes the potential closure of the Company's 415,000 sq. ft. Plymouth, Michigan dry grocery warehouse by the end of its fiscal 2010 fourth quarter. The Plymouth warehouse operating lease is set to expire in October 2010 and the Company's current collective bargaining agreement with employees at the facility will expire in April 2010. The Company intends to promptly engage in negotiations with the Teamsters Local 337, which represents the approximately 140 Plymouth, Michigan facility bargaining unit employees, prior to making a final decision on closing the Plymouth facility. As part of the negotiations, the Company expects to offer employment opportunities for Plymouth Teamster employees at its Grand Rapids, Michigan distribution center. In conjunction with the warehouse optimization, the Company will implement an administrative cost reduction initiative.

These initiatives are expected to improve the distribution segment's operational efficiency by increasing inventory turns, warehouse thru-put and capacity utilization, while reducing administrative expenses and inventory investment requirements. If the closing and optimization of the warehouse facility are implemented, along with the administrative cost reduction initiative, the Company expects to incur a fiscal 2010 fourth-quarter net after tax charge of approximately $1.5 to $2.0 million for severance, warehouse and asset impairment costs. The Company also expects to incur a fiscal 2011 first-quarter net after tax benefit of approximately $0.2 to $0.6 million for a favorable LIFO benefit due to inventory reductions net of lease termination and additional distribution center closing costs that are anticipated to occur during the quarter. Excluding the previously mentioned charges, annualized after tax cost savings from these initiatives are expected to range from approximately $2.0 million to $3.0 million.

"This is another important step in our ongoing strategy of continuously improving efficiency and lowering costs in our operations," said Dennis Eidson, Spartan's President and Chief Executive Officer. "During the past several years, we have prudently invested capital to upgrade our distribution system technology, expand our produce ripening operations, upgrade our entire fleet of trucks, and just recently completed a major warehouse re-racking project at our Grand Rapids grocery distribution facility that significantly increased warehouse capacity and improved space utilization. These investments have significantly improved our dock scheduling, traffic management, inbound freight and transportation routing system.

"The optimization of our distribution facilities and the current economic conditions provided us with an opportunity to restructure certain aspects of our organization," said Mr. Eidson. "As such, we will be able to eliminate a number of administrative positions. Collectively, these initiatives will strengthen our competitive position and help ensure that we continue to remain the low cost supplier in our markets for many years to come."

Mr. Eidson continued, "As previously disclosed, we expected the near-term economic climate in Michigan to continue weakening and pressure our sales and earnings performance as the year progressed. Based on our current view of market trends and Michigan's nation leading unemployment rate of nearly 15 percent, these expectations are materializing. The economic climate in Michigan remains challenging due to the persistent high unemployment rate and tightening consumer spending patterns. In addition, we continue to experience price deflation in some high volume product categories, pricing pressure in fuel and heightened competition in certain markets due to new store openings. Consequently, we now expect comparable store sales to be in the negative mid-single digit range for the third and fourth quarters compared with our previous expectation of a decline in the low-to-mid single digit range. We also now expect a commensurate sales decline in our distribution segment, excluding the elimination effect on distribution sales related to our VG's acquisition. Profitability in the third and fourth quarters will be affected by these circumstances and we now expect fiscal 2010's third quarter earnings per share to range between $0.21 and $0.25."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 97 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "forecast", "initiative", "opportunity", "potential", or "strategy"; that an event or trend "could", or "will" occur or "continue" or is "likely" or "ongoing" or that Spartan Stores or its management "expects", "intends" or "plans" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully implement plans, programs, initiatives and strategies, realize expected benefits of efficiency improvements, negotiate with acceptable results, anticipate and successfully respond to openings of competitors' stores and achieve expected sales and earnings, is not certain and depends on many factors, not all of which are in our control. Market and economic trends, unemployment rates and commodity prices, which are not within our control, have a significant effect on our business and financial results. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.